Split Mountain

Where faith moves mountains and we get it on film.


SPLIT MOUNTAIN productions

Invest $99.00 minimum investment

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Have you ever wondered why 70% of Americans identify as Christian but less than 1% of movies are in the Christian genre? Yeah we did too.

Hollywood may have forgotten Christians, but Christians have not forgotten how to go to movies. We call that opportunity. Christian cinema is hot, but the movies being released are few in numbers and quite honestly lacking in quality. Wouldn't it be great to take veteran Hollywood film makers and produce Christian genre films, with the emphasis on "Christian". That is exactly what our journey is, and you can join us. Together we can make going to the movies a positive and uplifting family experience again.

"Announcing a rare Ground Floor investment opportunity in Christian entertainment"

It is a rare combination to couple A list talent in an undersold genre, much less finding that opportunity available outside of major investment firms. That is exactly what our journey is, and we want you to join us. The sharks in the Shark tank know the value of investing in early stage companies, now you too can leverage a small investment on the ground floor of a promising early stage Christian Film company. We have assembled a great team of filmmakers and businessmen to create a tremendous opportunity. But it is a very limited opportunity with a very narrow scope. If you are led to invest, get your documents, do your due diligence and join the journey. Don't hesitate though, you don't want to be the one that down the road says "I wish I would have…"

4 Key Components of our success;

- **Message to Market match**. Message is a key ingredient to the success of any company, but in Christian cinema the message is everything. We understand the Christian market and every aspect of Split Mountain Productions is built to communicate the one important message; the Life, Death and Resurrection of Jesus Christ.
- **Defining the Market**. The Christian demographic accounts for 70% of all Americans and 31% of the world's population. 68% of Americans listened to Christian Music in the last 30 days. 93% of African-Americans have listened to Christian Music in the past year. Companies like Cracker Barrel, NASCAR, McDonalds, Coca-Cola and Starbucks are lining up to partner with Christian artists. The reason is obvious, people want Christian entertainment.
- **Market Insight**. Brent Green, our Chief Creative Officer hails from a long family history in Chrisitan marketing. As a filmmaker, this gives him a unique insight into trends in the market. He will be able to identify and secure the intellectual property from hot Christian novels that will create great Chrisitain movies. This gives Split Mountain the ability to sustain on going relevant productions within the genre.
- **Execution**. So many businesses with great brand and product fail due to poor management. We have deep experience in the production of films and how to control costs, a well defined market that enables a low cost yet highly effective promotion campaign. Experienced business management to ensure the company's practices are designed around increasing shareholder value.

"There's no Business like Show Business"

Truer words were never spoken. Movies are a glamorous business but not necessarily a glamorous process. Our plan is to obtain relevant Intellectual property of Christian books that can be produced into impacting movies. Create original content for movies. Control production, post production, advertising, promotion and distribution costs. Move the company as close as possible to the retail dollar eliminating middle men. Manage theater distribution through service releases and home video through our own streaming and DVD production and distribution. Check out our business plan for details and you'll see why this is such an attractive offer.

The Team

Savvy investors know to look as much at the entrepreneur as they do the product and business model. The importance of the team can not be overstated, and we have brought together an A+ team:



Gray Frederickson CEO

Oscar winner for "The Godfather Part II" Gray has 50 years experience in the industry and over 70 films to his credits. He simply is one of show business's great producers. This is because two major factors, he knows good movies from the script and he knows how to bring movies in on time and on budget. This is paramount to success for a production company.



John Simonelli Chairman of the Board

John is a highly experienced businessman. From his first venture, Moto-Photo, he has successfully taken companies from inception to IPO. He and Gray collaborated on a film company GrayMark, that they formed and later went public with, creating high value for the stockholders. Having an expert business leader such as John is a huge asset to Split Mountain Productions.



Dave Green COO

Dave is a retired Air Force flyer, and has become known as a digital cinema expert. His technical expertise along with his logistics management background makes him the perfect fit as the Operations Officer for Split Mountain. He recently was the Production Manager on the film "America; Imagine a World Without Her." A film that received the very rare A+ cinemascore rating. The company's daily operations will be in good hands with Dave at the helm.



Brent Greene CCO

Brent is an up and coming producer and director. As mentioned earlier he has great insight into the Christian genre. He recently was co-producer on Martin Scorsese's Silence and Mercy Me's Movie "I Can Only Imagine". He directed a David Crowder music video and recently finished his first feature film as a director "The Veil". Having a creative officer with deep insight into the Christian genre is a great asset to Split Mountain Productions.

Christian Cinema is set to explode.

6 of the top 10 Christian films have been released in the last three years ("Passion of the Christ and The Chronicles of Narnia" are the top four). This indicates a hot genre. Christian entertainment is rising. The Gospel Music Association, sponsor of the Dove Awards, research showed that 215 million people listened to Christian music last month. That is a very large and tightly defined demographic. Hollywood spends tens of millions of dollars on Promotion and Advertising, Split Mountain will spend a small fraction of that and yet cover our target demographic more completely. Low cost and high gross equals one great opportunity.


WAR ROOM
GOD'S NOT DEAD
Heaven is for Real
SON OF GOD
$67,790,117
$60,755,732
$91,443,253
$59,700,064


CAPTIVE
$2,583,301
GRACE
unplugged
$2,507,201
I'M IN LOVE WITH A CHURCH GIRL
$2,387,730
CHRISTMAS CANDLE
$2,258,620

Three reasons why you should own a piece of the mountain.

- There is no greater calling in this life then to share the Gospel of Jesus Christ. In Mark Chapter 16 verse 15 Jesus says "Go into all the world and proclaim the Gospel to the whole creation". It would be impossible to individually proclaim the Gospel to the whole world. But all of us together taking small steps can create a platform with a long reach. This is the journey of Split Mountain.
- Roll back the darkness. Barna research found that 8 out of 10 parents find it more difficult to raise children today than it was for their parents, because of Technology / Social Media, The World is More Dangerous and The Lack of Common Morality. This darkness is encompassing our children and desensitizing them to the Gospel message. The only way to defeat this present darkness is through education. However God has been kicked out of our schools, so we have to take the fight to the streets and the movie theaters. Together we can send a new message that will supplant the darkness with light.
- Stewardship, oh no not the "S" word. Stewardship involves much more than just money. 1 Peter Chapter 4 Verse 10 says "as each has received a gift, use it to serve one another, as good stewards of God's varied grace". While yes we will be great stewards of money, we will also be great stewards with the gifts from God. If stewardship is a priority for you, then know it is a priority for us.

This is an offering of Common, under registration exemption 4(a)(6), in Split Mountain Productions Inc. This offering must raise at least $10,000 by November 6, 2017 at 4:00pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Split Mountain may issue additional securities to raise up to $100,000, the offering's *maximum*.

$0 raised

$10,000 target $100,000 maximum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

5,100,000 shares × $1.00 per share
= $5,100,000 implied valuation

Pitch Deck

SPLIT MOUNTAIN PRODUCTIONS INC.

WHERE FAITH MOVES MOUNTAINS


SPLIT MOUNTAIN productions

FAITH BASED FILMS

Christian films are current, relative, viewed by a large well defined demographic and economical to produce which is a recipe for success.

Story is king. While secular films rely on big stars, big budgets and shocking visuals, Christian films only needs a relevant and compelling story for success.

The genre is hot. Passion of the Christ and The Chronicles of Narnia series are the top four films in the genre. The six remaining films of the top ten in the genre have been released in the past three years.

The demographic is well defined. Christians make up 72% of America. 68% or 215 millions Americans will have listened to Christian radio in the past thirty days. Such a large but yet tightly focused demographic gives the ability to saturate it with a lean advertising budget.

Timing is everything and now is the right time for an investment in a faith based production company.



THE PRINCIPLES

Gray Frederickson – CEO
Has produced three films on the American Film Institute's "100 Greatest Movies of All Time," won an Oscar as Co-Producer of "The Godfather, Part II." He Produced of Apocalypse Now, The Outsider and 70 other films. His films have earned over 1 billion dollars at the box office.

John Simonelli – President
Is a business executive who has extensive experience in the planning, development, and funding of emerging growth companies. He has led a number of public companies including Moto Photo Inc. and GrayMark Productions Inc. from inception to IPO.

Brent Green – CCO
Is a rising producer and director. He recently was a producer on Martin Scorsese's "Silence" and Mercy Me's film "I can only Imagine" Brent has directed several short films and his first feature "The Veil"

Dave Greene – COO
Is a 32 year USAF veteran with extensive logistics and management experience. He is considered a digital cinema expert. His film credits include two of the largest grossing political documentaries, "2016:Obama's America" and "America, Imagine a World Without Her" which earned a rare cinemascope A+ rating.



THE FILMS

Green lighting a film is a very deliberate process. Generally, each film project will be reviewed by our entire team for scriptural story, artistic merit and commercial viability. We currently have over thirty projects under consideration including:

The Open Window:

In 1997 Shannon discovered her daughters' bed empty when she went to wake her for school. The case turned cold and the police turned the investigation upon her. She spun down out of control till he reached out to God. This is an incredible 18 year journey of redemption, faith and forgiveness. Currently in script development.

Untitled Christian Karate Kid:

A youth pastor who uses martial arts to reach kids suffers a major challenge to his faith. Moving back to his home town he discovers a young man who needs help. It is this young man that leads the teacher to rediscover his faith.

Untitled Christian Medieval Action Project:

A Knight of the Prince of Light must take a young and impetuous Knight on a investigation. A discovery of dark forces brings a major conflict where both men will be challenged physically and spiritually in battle.


WAR ROOM
GOD'S NOT DEAD
Heaven is for Real
SON OF GOD
CAPTIVE
GRACE unplugged
I'M IN LOVE WITH A CHURCH GIRL
The Christmas Candle

$67,790,117	$60,755,732	$91,443,253	$59,700,064
$2,583,301	$2,507,201	$2,387,730	$2,258,620

THE BOX OFFICE

The revenue stream for all successful movies begins at the box office. Christian movies are performing well, but it doesn't just happen. Great performance is planned from the moment the film is conceived.

The American Film Market reported religious films as one of three genres where independent films breakout. This is easily seen in films such as War Room and Heaven is for Real. Even lower performing movies reach breakeven and profitability status. Our experience and ability to negotiate favorable distribution contracts to get as close to the retail dollar as possible will allow a greater chance for success and much greater ROI should profits be realized.

A current and relevant genre, economical productions and controlled distribution close to the retail dollar increases the chance of financially successful films.


STAR WARS
THE FORCE AWAKENS

COMPETITION

Historically Christian films don't compete with secular films for audience. However a large release such as Star Wars simultaneous with our release could affect audience numbers. The company will certainly avoid any simultaneous releases such as that.

Other Christian films released just before ours will usually help our release, as the trailer for our film would be played prior to the viewing of other films increasing the reach of our advertising.


DEVELOPMENT STAGE
Sharks know, at least the Sharks on Shark Tank know, the value of investing in early stage companies. They know that the right company, with the right leaders, in the right market has potential for explosive growth. We have a highly qualified team, in a current and relevant entertainment segment which is the ingredients of a top quality company. While there is never any guarantees, this company has a number of strong indicators, which makes it an early stage company worth considering. Think the next movie you go see could be one of yours.


Split Mountain Productions Inc.
THE OFFERING
Split Mountain Productions Inc. Is offering 100,000 shares of class a common stock. The shares are offered at $1.00 per share. This is a first come first serve limited time, limited amount offer.
Minimum Investment:
$99


QUESTIONS?

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Financials

Development expenses include obtaining the intellectual property and developing the screenplay, which may include writing, rewriting and other editorial functions. Legal includes preparing and filing the proper legal documents for a regulation A tier II campaign. Promotion and advertising is for costs related to the conducting of a Regulation A Tier II capitalization campaign.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

The Journey Continues...

Together as the body of Christ we can make a difference. Three things we need;

- **Prayer**. There is nothing stronger in the kingdom of God than prayer. Pray for our discernment that we always see clearly the message to be told. Pray for our journey that it always bring us and those who see the movies nearer to Christ. Pray that we always exemplify God's love.
- **Share**. Tell others about us. We can not make this journey alone, we need as many people as possible on the team. So share us to friends, family , coworkers, your congregation and small groups, on social media, anywhere you can will enable us to share the gospel
- **Invest**. If you are led and have the means to invest in us. The minimum investment is $100 dollars, so we need a thousand people to invest to meet our goal. Together with the our brothers and sisters in Christ we know w can do this, join us.

Split Mountain's SEC filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

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This is high risk!

Investing in early and development stage companies involves significant risks. If worrying about money keeps you up at night, this is not the investment for you. If a complete loss of the money invested would do you significant financial harm to you, than this is not the investment for you. While we have assembled an A list team, have a robust plan and great insight into the genre, there is no guarantee that this company will be successful. Please invest with prudence.

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.